Exhibit 99.1

NEWS

From Beacon Roofing Supply, Inc., Peabody, Mass.	For Use Upon Receipt

Beacon Roofing Supply Reports Fourth Quarter and Annual 2010 Results

•	Fourth quarter net sales of $483 million vs. $488 million.
•	Fourth quarter EPS of $0.37 vs. $0.42.
•	Fourth quarter existing market operating expenses down 6%.
•	Cash on hand builds to $117 million from $83 million last year.

PEABODY, MA—(BUSINESS WIRE)—November 29, 2010—Beacon Roofing Supply, Inc. (the “Company”) (NASDAQ: BECN) announced results today for its fourth quarter and fiscal year ended September 30, 2010.

Robert Buck, the Company’s Chairman & Chief Executive Officer, stated: “Our fourth quarter and fiscal 2010 results were disappointing as industry and economic conditions remained more challenging than anticipated. We were also up against a year that had significant storm business and record annual earnings. Despite these factors, our total sales declined only 1% in the fourth quarter due, in part, to the positive impact from our current year acquisitions. In addition, our non-residential roofing and complementary product sales continued to rebound. We started to see some gains in residential business later in the year in a few of our regions that did not benefit from storms last year. Our operating expenses were well-controlled and we achieved a substantial build-up of cash in the fourth quarter. We believe the favorable long-term industry growth factors remain in place and we are in a good position to expand our Company in 2011.”

Fourth Quarter

Total sales declined 1.1% to $482.6 million in 2010 from $487.7 million in 2009, while existing market (organic) sales declined 3.8%. Excluded from the existing market results were seven additional branches in operation at the end of this year compared to September 30, 2009. Residential roofing sales in existing markets decreased 16.8%, while non-residential roofing and complementary product sales increased 11.5% and 3.3%, respectively. Residential roofing sales and gross margin were unfavorably impacted by lower average selling prices in 2010 and less re-roofing activity in post storm-affected regions.

Net income for the fourth quarter was $16.9 million compared to $19.0 million in 2009, a decline of 11.4%. Diluted net income per share was $0.37 compared to $0.42 in 2009, a decline of 11.9%. The lower net income was primarily due to a lower gross margin rate, partially offset by the benefit from reduced expenses, including lower interest expense and income taxes.

Earnings before interest, taxes, depreciation and amortization, and stock-based compensation (“Adjusted EBITDA”), which is reconciled to the net income in this press release, was $38.9 million in 2010 compared to $45.2 million in 2009, a decline of 13.9%.

Fiscal Year

Sales declined 7.2% to $1.61 billion in 2010 from $1.73 billion in 2009, while existing market sales decreased 8.7%. Residential roofing sales in existing markets decreased 18.0%, while non-residential roofing sales and complementary product sales increased 1.2% and 2.1%, respectively. Residential roofing sales and gross margin were unfavorably impacted by the same factors mentioned above for the fourth quarter and especially in the areas affected by Hurricane Ike in the first half of 2009.

Net income was $34.5 million compared to $52.4 million in 2009, a decline of 34.1%. Diluted net income per share was $0.75 compared to $1.15 in 2009, a decline of 34.8%. The lower net income was due to the decline in sales and a lower gross margin rate, partially offset by reduced expenses.

Adjusted EBITDA was $106.3 million in 2010 compared to $144.4 million in 2009, a decline of 26.4%.

Cash flow from operations was $74.5 million compared to $87.6 million in 2009. This year’s cash flows were influenced mostly by the lower net income and an increase in accounts receivable, partially offset by the benefits from a lower reduction in accounts payable and accrued expenses, a much larger decrease in inventories, and a decrease in prepaid expenses and other assets. The Company spent $19.3 million on acquisitions this year and continued to pay down debt. Cash on hand increased by $34.4 million in 2010 to $117.1 million at the end of this year compared to $82.7 million at September 30, 2009.

The Company will host a webcast and conference call today at 10:00 a.m. ET to discuss these results. The live webcast of the call, along with a webcast replay after the call, can be accessed at http://ir.beaconroofingsupply.com/events.cfm (the “Events & Presentations” page of the “Investor Relations” section of the Company’s web site). There will be a slide presentation of the results available on that page of the website as well. For those unable to connect to the Internet or who may wish to ask questions, the conference call dial-in number is 720-545-0063. To assure timely access, call participants should call in before 10:00 a.m.

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products, operating 179 branches in 37 states in the United States and in three provinces in Eastern Canada.

For more information:  Dave Grace, CFO 978-535-7668 x14, dgrace@beaconroofingsupply.com
SOURCE:  Beacon Roofing Supply, Inc.

Forward-Looking Statements: This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company's latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

BEACON ROOFING SUPPLY, INC
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Fiscal Quarter Ended				Fiscal Year Ended
	September 30, 2010	% of Net Sales	September 30, 2009	% of Net Sales	September 30, 2010	% of Net Sales	September 30, 2009	% of Net Sales

Net sales	$482,603	100.0%	$487,749	100.0%	$1,609,969	100.0%	$1,733,967	100.0%
Cost of products sold	376,196	78.0%	374,728	76.8%	1,249,869	77.6%	1,322,845	76.3%
Gross profit	106,407	22.0%	113,021	23.2%	360,100	22.4%	411,122	23.7%

Operating expenses	75,647	15.7%	76,531	15.7%	286,583	17.8%	301,913	17.4%

Income from operations	30,760	6.4%	36,490	7.5%	73,517	4.6%	109,209	6.3%

Interest expense	3,528	0.6%	5,583	1.1%	18,210	1.1%	22,887	1.3%

Income before income taxes	27,232	5.6%	30,907	6.3%	55,307	3.4%	86,322	5.0%
Income taxes	10,368	2.1%	11,875	2.4%	20,781	1.3%	33,904	2.0%

Net income	$16,864	3.5%	$19,032	3.9%	$34,526	2.1%	$52,418	3.0%

Net income per share:
Basic	$0.37		$0.42		$0.76		$1.16
Diluted	$0.37		$0.42		$0.75		$1.15

Weighted average shares used in computing net income per share:
Basic	45,655,108		45,165,603		45,480,922		45,007,313
Diluted	46,092,099		45,640,450		46,031,593		45,493,786

BEACON ROOFING SUPPLY, INC
Condensed Consolidated Balance Sheets

(In thousands)	September 30, 2010	September 30, 2009

Assets
Current assets:
Cash and cash equivalents	$117,136	$82,742
Accounts receivable, net	241,341	227,379
Inventories	158,774	195,011
Prepaid expenses and other assets	43,115	52,714
Deferred income taxes	17,178	19,323
Total current assets	577,544	577,169

Property and equipment, net	47,751	52,965
Goodwill	365,061	354,193
Other assets, net	51,833	56,459

Total assets	$1,042,189	$1,040,786

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$144,064	$151,683
Accrued expenses	50,132	75,536
Current portion of long-term obligations	15,734	15,092
Total current liabilities	209,930	242,311

Senior notes payable and other obligations, net of current portion	323,681	338,347
Deferred income taxes	39,734	36,555

Common stock	457	452
Additional paid-in capital	236,136	226,793
Retained earnings	233,890	199,364
Accumulated other comprehensive loss	(1,639)	(3,036)
Total stockholders' equity	468,844	423,573

Total liabilities and stockholders' equity	$1,042,189	$1,040,786

BEACON ROOFING SUPPLY, INC
Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
(In thousands)	September 30, 2010	September 30, 2009

Operating activities:
Net income	$34,526	$52,418
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	27,773	30,389
Stock-based compensation	5,001	4,780
Deferred income taxes	3,060	(599)
Changes in assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(6,486)	56,143
Inventories	40,952	14,168
Prepaid expenses and other assets	8,723	(2,256)
Accounts payable and accrued expenses	(39,051)	(67,467)
Net cash provided by operating activities	74,498	87,576

Investing activities:
Purchases of property and equipment	(10,107)	(13,656)
Acquisition of businesses	(19,328)	-
Net cash used in investing activities	(29,435)	(13,656)

Financing activities:
Borrowings (repayments) under revolving lines of credit	67	(4,955)
Repayments under senior notes & other	(15,193)	(14,969)
Proceeds from exercise of options	3,561	1,717
Income tax benefit from stock-based compensation deductions in excess of the associated compensation cost	786	631
Net cash used by financing activities	(10,779)	(17,576)

Effect of exchange rate changes on cash	110	360
Net increase in cash and cash equivalents	34,394	56,704
Cash and cash equivalents at beginning of period	82,742	26,038
Cash and cash equivalents at end of period	$117,136	$82,742

BEACON ROOFING SUPPLY, INC
Consolidated Sales by Product Line-Unaudited

	For the Fourth Quarters Ended:

	September 30, 2010		September 30, 2009
(dollars in millions)	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$208.2	43.1%	$245.3	50.3%	$(37.1)	-15.1%
Non-residential roofing products	205.9	42.7%	176.4	36.2%	29.5	16.7%
Complementary building products	68.5	14.2%	66.0	13.5%	2.5	3.9%

	$482.6	100.0%	$487.7	100.0%	$(5.1)	-1.0%

Consolidated Sales by Product Line for Existing Markets*

	For the Fourth Quarters Ended:

	September 30, 2010		September 30, 2009
(dollars in millions)	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$204.2	43.5%	$245.3	50.3%	$(41.1)	-16.8%
Non-residential roofing products	196.6	41.9%	176.4	36.2%	20.2	11.5%
Complementary building products	68.2	14.5%	66.0	13.5%	2.2	3.3%

	$469.0	100.0%	$487.7	100.0%	$(18.7)	-3.8%

*Excludes branches acquired during the four quarters prior to the start of the fourth quarter of fiscal 2010.

BEACON ROOFING SUPPLY, INC
Consolidated Sales by Product Line-Unaudited

	For the Fiscal Years Ended:

	September 30, 2010		September 30, 2009
(dollars in millions)	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$745.6	46.3%	$898.8	51.8%	$(153.2)	-17.0%
Non-residential roofing products	621.0	38.6%	598.8	34.5%	22.2	3.7%
Complementary building products	243.4	15.1%	236.4	13.6%	7.0	3.0%

	$1,610.0	100.0%	$1,734.0	100.0%	$(124.0)	-7.2%

Consolidated Sales by Product Line for Existing Markets*

	For the Fiscal Years Ended:

	September 30, 2010		September 30, 2009
(dollars in millions)	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$736.7	46.5%	$898.8	51.8%	$(162.1)	-18.0%
Non-residential roofing products	605.7	38.2%	598.8	34.5%	6.9	1.2%
Complementary building products	241.3	15.2%	236.4	13.6%	4.9	2.1%

	$1,583.7	100.0%	$1,734.0	100.0%	$(150.3)	-8.7%

*Excludes branches acquired during fiscal 2010.

BEACON ROOFING SUPPLY, INC
Results in Existing Markets-Unaudited

For the Fourth Quarter Ended:

	Existing Markets		Acquired Markets		Consolidated
	September 30,		September 30,		September 30,
(in thousands)	2010	2009	2010	2009	2010	2009

Net Sales	$469,014	$487,749	$13,589	$-	$482,603	$487,749

Gross Profit	103,347	113,021	3,060	-	106,407	113,021
Gross Margin	22.0%	23.2%	22.5%		22.0%	23.2%

Operating Expenses	72,116	76,531	3,531	-	75,647	76,531
Operating Expenses as a % of net sales	15.4%	15.7%	26.0%		15.7%	15.7%

Operating Income	31,231	$36,490	(471)	$-	$30,760	$36,490
Operating Margin	6.7%	7.5%	-3.5%		6.4%	7.5%

Beacon Roofing Supply, Inc.
Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation ("Adjusted EBITDA")
Unaudited
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2010	2009	2010	2009

Net income	$16,864	$19,032	$34,526	$52,418
Interest expense, net	3,528	5,583	18,210	22,887
Income taxes	10,368	11,875	20,781	33,904
Depreciation and amortization	6,939	7,554	27,773	30,389
Stock-based compensation	1,202	1,154	5,001	4,780

Adjusted EBITDA (1)	$38,900	$45,198	$106,291	$144,378

(1)  Adjusted EBITDA is defined as net income plus interest expense (net of interest income), income taxes, depreciation and amortization and stock-based compensation (i.e. stock option expense). EBITDA is a measure commonly used in the distribution industry, and we present Adjusted EBITDA to enhance your understanding of our operating performance. Adjusted EBITDA is used in our bank covenants and we use Adjusted EBITDA as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe that Adjusted EBITDA is an operating performance measure that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Further, we believe that Adjusted EBITDA is a useful measure because it improves comparability of results of operations, since purchase accounting used for acquisitions can render depreciation and amortization non-comparable between periods. Management uses these supplemental measures to evaluate performance period over period and to analyze the underlying trends in the Company’s business and to establish operational goals and forecasts that are used in allocating resources. We expect to compute our non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.
While we believe Adjusted EBITDA is a useful measure for investors, it is not a measurement presented in accordance with United States generally accepted accounting principles, or GAAP. You should not consider Adjusted EBITDA in isolation or as a substitute for net income, cash flows from operations, or any other items calculated in accordance with GAAP. In addition, Adjusted EBITDA has inherent material limitations as a performance measure. It does not include interest expense and, because we have borrowed money, interest expense is a necessary element of our costs. In addition, Adjusted EBITDA does not include depreciation and amortization expense. Because we have capital and intangible assets, depreciation and amortization expense is a necessary element of our costs. Adjusted EBITDA also does not include stock-based compensation, which is a necessary element of our costs since we provide stock options to key members of management as an important incentive to maximize overall company performance and as a benefit. Moreover, Adjusted EBITDA does not include taxes, and payment of taxes is a necessary element of our operations. Accordingly, since Adjusted EBITDA excludes these items, it has material limitations as a performance measure. The Company’s management separately monitors capital expenditures, which impact depreciation expense, as well as amortization expense, interest expense, and income tax expense. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.